Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc.

Announces Acquisition of Free-Standing Retail Property in Jenks, Oklahoma

•	Shadow-anchored by a Reasor’s Foods grocery store, another Wheeler property

•	Property is 100% leased, with no leases set to expire prior to November 2014

•	Acquisition expands Wheeler’s geographic footprint to five properties in Oklahoma

Virginia Beach, VA – December 18, 2013 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that it has acquired Jenks Plaza, a retail strip center for a purchase price of approximately $1.7 million, or $223 per leasable square foot. The property was acquired from an affiliated entity of the Company and was paid for using a combination of proceeds from the Company’s recent financing and the issuance of operating partnership units.

The property is located in Tulsa County on South Elm Street with immediate access to Creek Turnpike, a partial beltway around the south and east sides of Tulsa, Oklahoma that averages over 32,600 vehicles per day. The plaza is adjacent to another Wheeler property, a Reasor’s Foods grocery store, one of the state’s largest grocery merchants.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “We believe that Jenks Plaza makes a great addition to our portfolio, as it is 100% leased, with a large shadow anchor that drives traffic to the area. Jenks Plaza is located in a strong tertiary market that is considered to be one of the fastest growing cities in the state. We believe that this transaction fits our acquisition criteria and provides another excellent opportunity to expand our geographic footprint in the state of Oklahoma.”

Jenks Plaza – Jenks, Oklahoma

The 7,800 square foot free-standing property was built in 2007. The property is 100% leased by five restaurant and retail tenants consisting of Tint World, Papa Murphy’s Pizza, Envy Nails, La Mode Quality Cleaners and Maple Gardens.

Location / Demographic Information

Jenks, Oklahoma has a population of 16,924 and is located in the metropolitan area of Tulsa County in the northeastern part of the state approximately 12 miles south from Tulsa. Jenks is considered to be one of the fastest growing cities in the state.

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) acquires a strip center located in Jenks, OK (photo above). Additional information on the property can be found at the Company’s website: www.whlr.us. Photo courtesy of Wheeler.

Wheeler Real Estate Investment Trust Inc.	Page 2
December 18 2013

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-Looking Statement

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations and contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company’s statements regarding the acquisition referenced herein and any potential future acquisitions and the anticipated profitability of such acquisitions are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Wheeler Real Estate Investment Trust Inc.	Page 3
December 18 2013

CONTACT:	-OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Senior Vice-President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com

Terry Downs
Associate
(212) 836-9615 / tdowns@equityny.com